EXHIBIT 10.48

Big Lots, Inc. Nonemployee Director
Compensation Package and Share Ownership Requirements
May 30, 2013

Compensation Package1

Annual Board Retainer - Nonexecutive Chair	$160,000
Annual Board Retainer - Nonemployee Director	$70,000
Annual Committee Retainer - Audit Committee - Chair	$30,000
Annual Committee Retainer - Audit Committee - Member	$15,000
Annual Committee Retainer - Compensation Committee and Nominating/Corporate Governance Committee - Chair	$20,000
Annual Committee Retainer - Compensation Committee and Nominating/Corporate Governance Committee - Member	$10,000
Board Meeting Fee	$0
Committee Meeting Fee	$0
Telephonic Meeting Fee - All Types[2]	$750
Annual Donation by the Company to a Charitable Organization Nominated by Director	$15,000
Annual Matching Donation by the Company to an Charitable Organization Receiving a Donation from a Director	$15,000
Grant Date Fair Value of Big Lots, Inc. Common Shares Underlying Annual Grant of Restricted Stock Award[3]	$100,000

Share Ownership Requirements

Under the minimum share ownership requirements applicable to all non-employee directors and senior executives, each director must, at a minimum, own common shares having an aggregate value equal to four times (4x) his or her annual Board retainer (as is in effect at the time compliance with the requirements is evaluated). Each existing director will be required to meet the requirements on the date of the 2013 annual meeting of shareholders and at subsequent annual meetings. A newly elected director will be required to meet the requirements on the date of the first annual meeting following the fifth anniversary of his or her election. Shares counted toward these requirements include common shares held directly or through a broker, unvested restricted stock, and vested but unexercised in-the-money stock options4.

[1]	The Board and committee retainers for chairs are in lieu of the Board and committee retainers for members.

[2]	The telephonic meeting fee is to be paid only for telephonic meetings exceeding one per fiscal quarter for each committee and the Board.

[3]	Equity awards are granted pursuant to the Big Lots 2012 Long-Term Incentive Plan or its successor.

[4]
For vested but unexercised in-the-money stock options, only the difference in value between the then-current fair market value of the common shares and the exercise price will be counted toward the share ownership requirements.